                                                                     EXHIBIT 5.1



                                  July 30, 1996



Corrpro Companies, Inc.
1055 West Smith Road
Medina, Ohio 44256

Gentlemen:

         In connection with the filing by Corrpro Companies, Inc., an Ohio corporation (the "Company"), with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 with respect to 529,685 Common Shares, without par value, of the Company (the "Common Shares"), to be sold by the selling shareholders named in the Registration Statement (the "Selling Shareholders"), we have examined the following: (i) the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of the Company, as currently in effect; (ii) the form of Registration Statement on Form S-3 (including Exhibits thereto) filed with the Securities and Exchange Commission; and (iii) the records relating to the organization of the Company and such other documents as we have deemed it necessary to examine as a basis for the opinions hereinafter expressed.

         Based upon the foregoing, we are of the opinion that the Common Shares are duly and validly authorized and issued, fully paid and non-assessable.

         We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption "Legal Opinion."


                                Very truly yours,




                                McDonald, Hopkins, Burke
                                   & Haber Co., L.P.A.